Exhibit 10.1

Amended and Restated Employment Agreement between EzFill Holdings Inc. and Michael McConnell

This Employment Agreement is made between EzFill Holdings, Inc and Michael McConnell and supersedes all previous agreements and understandings with respect to such employment relationship. As Chief Executive Officer, you will be reporting to the Board of Directors and you will be working from our offices in Aventura, Florida.

Base Salary. Your initial annual base salary will be $100,000, less applicable taxes, deductions, and withholdings, and subject to annual review (“Base Salary”).

Quarterly Stock Issuances. As additional consideration for your employment with the Company, at the end of each fiscal quarter you will receive quarterly stock issuances in the form of options to purchase the Company’s common stock (“Quarterly Options” the Quarterly Options together with the Base Salary shall be referred to as the Base Salary). The value of the quarterly issuance shall be $50,000. The number of Quarterly Options shall be calculated in accordance with the Company’s option valuation practices. The exercise price of the Quarterly Options shall be the price of the closing price of the Company’s common stock on the grant date. The Quarterly Options will be vested as of the grant date and exercisable for a period of five years thereafter. The Company in its sole discretion may determine to pay you cash in lieu of the Quarterly Stock Issuance.

Annual Performance Cash Bonus. Upon meeting pre-determined periodic Key Performance Indicators (“KPIs”) every calendar year, you will be eligible for a target annual cash bonus of up to 40% of your Base Salary, as adjusted from time to time. Your KPI’s will be set by the mutual agreement of the Board of Directors (or a committee thereof) and yourself within two months of your Employment Start Date and within two months of the beginning of each year thereafter (the “Cash Performance Bonus”). To qualify for the Cash Performance Bonus, you must meet all of part of the KPI’s. A partial cash bonus will be possible if some but not all KPI’s are achieved or other achievements outside of the KPI’s are deemed to justify a cash bonus.

Equity Awards. As a “C” level executive of the Company, you will be entitled to receive equity awards under the Company’s Incentive Plan, (the “Incentive Plan”). The aggregate annual award value under the Incentive Plan will be equal to a target of up to 50% of your Base Salary, as adjusted from time to time, (the “Grant”). A partial Grant will be possible if some but not all KPI’s are achieved or other achievements outside of the KPI’s are deemed to justify a Grant. Twenty-Five percent (25%) of such Grant will be in the form of Restricted Common Stock (the “RCSs”) and the remaining Seventy-Five percent (75%) of such Grant will be in the form of options to purchase the Company’s common stock (the “Stock Options”). The number of Stock Options shall be calculated in accordance with the Company’s option valuation practices. The RCSs shall vest on the first anniversary of the day they were granted. The RCS grant will include a Gross Up cash payment upon vesting. The Stock Options shall vest in equal one-third (1/3) increments on each anniversary of the day they were granted. All Equity Awards shall be granted to you, provided that: (1) at the end of each applicable vesting date, you are still employed by the Company; and (2) to the extent you satisfy any KPIs or other performance criteria established by the Incentive Plan. All Stock Options that will be granted to you shall expire 5 years following their vesting.

Benefits. You are eligible to participate in all of the Company’s benefit plans, at no cost to you.

Business Expense & Travel Reimbursement. Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse you for the reasonable business expenses you incur in connection with your employment.

Paid Time Off. You will accrue Paid Time Off, which you will be allowed to use for absences due to illness, vacation, or personal need, at a rate of 200 hours, or twenty (25) days (based upon an eight-hour workday), per year.

Term and Termination. The initial term shall be three years commencing on April 19, 2021 (the “Term”). On the third anniversary, your employment will be renewed automatically for additional one-year terms, unless the Company provides you with a notice of non-renewal at least 30 days prior to the end of the Term.

Termination for Cause. This Agreement may be terminated for Cause (as defined below) by the Company before the expiration of the Term provided for herein if, during the Term of this Agreement, the Employee (i) materially violates the provisions of the Non-Competition Agreement or the Confidentiality Agreements; (ii) is convicted of, or pleads nolo contendere to, any crime involving misuse or misappropriation of money or other property of the Company or any felony; (iii) exhibits repeated willful or wanton failure or refusal to perform his duties in furtherance of the Company’s business interest or in accordance with this Agreement, which failure or refusal is not remedied by the Employee within thirty (30) days after notice from the Company; (iv) commits an intentional tort against the Company, which materially adversely affects the business of the Company; (v) commits any flagrant act of dishonesty or disloyalty or any act involving gross moral turpitude, which materially adversely affects the business of the Company; or (vi) exhibits immoderate use of alcohol or drugs which, in the opinion of an independent physician selected by the Company, impairs the Employee’s ability to perform his duties hereunder (all of the foregoing clauses (i) through (vi) constituting reasons for termination for “Cause”), provided that unsatisfactory business performance of the Company, or mere inefficiency, or good faith errors in judgment or discretion by the Employee shall not constitute grounds for termination for Cause hereunder. In the event of a termination for Cause, the Company may by written notice immediately terminate his employment and, in that event, the Company shall be obligated only to pay the Employee the compensation due him up to the date of termination, all accrued, vested or earned benefits under any applicable benefit plan and any other compensation to which the Employee is entitled up to and ending on the date of the Employee’s termination.

Termination Without Cause or for Good Reason (including following Change in Control): The Company may terminate your employment without Cause. Upon Termination Without Cause by the Company or for Good Reason by you, the Company will (i) continue payment of your Base Salary for 3 months (which shall not be adjusted for any remaining employment term) and (ii) you will be entitled to COBRA benefits until the earlier of 3 months from the end of the month in which you are terminated or eligibility for benefits with another employer. Good Reason (including following a change in control) shall mean (i) reduction in your base salary, (ii) material reduction in responsibilities or job title, or (iii) Company requiring you to relocate more than 50 miles from the Company’s executive office.

Termination: In the event of any termination of this Agreement, all further vesting of your outstanding equity awards or bonuses, as well as all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned and vested).

Death and Disability. In the event of your death during the Term, your employment shall terminate immediately. If, during the Term you shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate your employment. In the event your employment is terminated due to death or Disability, you (or your estate in case of death) shall be eligible to receive the separation benefits (in lieu of any severance payments): all unpaid Base Salary amounts and any earned and unpaid bonus, and all fully vested equity awards.

Indemnification. The Company shall indemnify, defend and hold you harmless, to the maximum extent permitted by law, from and against all claims, demands, causes of action, suits, judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by you, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which you are made or threatened to be made a party by reason of the fact that you were an officer or director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company. The Company agrees that you shall be covered and insured up to the full limits provided by all directors and officers insurance which the Company maintains to indemnify its officers and directors.

Confidentiality and No Conflict with Prior Agreements. As an employee of the Company, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products, and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that must not be used or disclosed to anyone at the Company. By accepting this offer you are certifying that you will keep the Company’s and your prior employer’s information confidential. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with the Company shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to the Company. However, this obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities, or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to the Company, as long as these activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment at, the Company. Any outside activities must be in compliance with and if required, approved by any Company governance guidelines.

Non-competition. You agree that during your employment with the Company you will not engage in, or have any direct or indirect interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of the Company, including, without limitation, planning, developing, marketing, selling, and providing services relating to mobile gas delivery.

Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

We look forward to you joining the Company. Please indicate your acceptance of this offer by signing below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

Arthur Levine,
CFO

I accept this amended offer of employment with EzFill Holdings, Inc. and agree to the terms and conditions outlined in this letter.

1/9/2023
Michael McConnell	Date